Exhibit 99.6

AGGREGATE SCHEDULE OF PRINCIPAL AND INTEREST DISTRIBUTIONS TO NOTEHOLDERS

Class	Interest	Principal	Losses	Ending Balance
Note	1,881,006.94	4,979,392.43	0.00	350,020,607.57
Trnsf.Int	331,777.37	0.00	0.00	0.00